SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 24, 2009

SIMMONS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-124138	20-0646221

(Commission File Number)	(I.R.S. Employer Identification No.)

One Concourse Parkway, Suite 800
Atlanta, Georgia	30328-6188

(Address of Principal Executive Offices)	(Zip Code)

770-512-7700
(Registrant’s Telephone Number, Including Area Code)

NA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 24, 2009, Simmons Company (the “Company” or “Simmons”), Bedding Holdco Incorporated (f/k/a THL-SC Bedding Company), Simmons Bedding Company (“Simmons Bedding”) and Simmons Bedding’s domestic subsidiaries, entered into a Plan Sponsor Agreement (the “Plan Sponsor Agreement”) with certain affiliates of Ares Management, LLC and Teachers' Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan (the “Purchaser”).  The Plan Sponsor Agreement is part of a restructuring plan (the “Plan”) approved by Simmons’ and Simmons Bedding’s boards of directors, and it provides for the acquisition of Bedding Holdco Incorporated, Simmons Bedding and all of its subsidiaries by the Purchaser.

The transaction pursuant to the Plan Sponsor Agreement is comprised of a total consideration of approximately $706 million, including equity from the Purchaser and certain of Simmons’ and Simmons Bedding’s current lenders as well as debt commitments from certain of Simmons’ and Simmons Bedding’s current lenders, which will be used to finance the Plan.  Simmons and its domestic subsidiaries anticipate implementing the Plan under court supervision through a voluntary pre-packaged filing under chapter 11 of title 11 of the United States Code (the “Code”), which is expected to be completed on an expedited basis while operating the business as usual.  The transactions with the Purchaser are subject to customary terms and conditions, including confirmation of the Plan by the applicable bankruptcy court, receipt of certain debt financing and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), pursuant to which the Federal Trade Commission is reviewing the proposed transaction.  The Plan Sponsor Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.  The press release announcing the Plan Sponsor Agreement is filed herewith as Exhibit 99.1 and is also incorporated herein by reference.

The following is a summary of certain material terms of the Plan.  This summary does not include a description of all of the terms, conditions and other provisions in the final Plan and the related definitive documentation governing the final Plan.

General.  The proposed Plan provides that all of Simmons Bedding’s senior bank lenders, trade vendors, suppliers and employees will be paid in full, while each holder of Simmons Bedding’s 7.875% senior subordinated notes (the “senior subordinated notes”) will be entitled to receive its pro rata share of $190 million in cash and each holder of Simmons’ 10% discount note (the “discount notes”) will be entitled to receive its pro rata share of $15 million in cash (which amount may be invested in the equity of a new indirect holding company for Simmons Bedding by holders of the discount notes who satisfy investment requirements designed to assure compliance with securities laws and specified in the Plan).  The distribution for each of the senior subordinated notes and the discount notes is subject to adjustment in certain circumstances.  The Plan does not address the senior unsecured loan of Bedding Superholdco Incorporated (f/k/a Simmons Holdco, Inc.).

The restructuring transactions contemplated by the Plan would substantially reduce Simmons’ and Simmons Bedding’s total indebtedness from approximately $1 billion to approximately $450 million.

A majority of noteholders of Simmons and Simmons Bedding have agreed to support the Plan, including holders of 75.4 percent of the outstanding senior subordinated notes and holders of 72.6 percent of the outstanding discount notes.  Simmons and its domestic subsidiaries expect to launch a formal process to solicit votes for the Plan from the senior bank lenders and the holders of the senior subordinated notes and discount notes as soon as solicitation materials are ready.  The solicitation process is expected to be completed within 30 days after launch.

Following the solicitation period, and in order to implement the restructuring, Simmons and its domestic subsidiaries intend to file voluntary petitions for relief under the Code and seek confirmation of the Plan.  While the anticipated chapter 11 bankruptcy filing will not include Simmons Bedding’s subsidiaries in Canada and Puerto Rico, these operations will be acquired by the Purchaser pursuant to the Plan Sponsor Agreement.

Debtor in Possession Financing.  As of September 22, 2009, Simmons Bedding had approximately $70 million of cash on hand.  To further provide liquidity and in connection with the Plan, Simmons has received a commitment for up to $35 million in debtor in possession revolving credit facility (the “DIP Facility”) with certain financial institution lenders, pursuant to which Deutsche Bank Trust Company Americas will act as the administrative agent and collateral agent and Deutsche Bank Securities Inc. will act as the sole book runner and lead arranger.  Deutsche Bank AG, New York Branch, is the administrative agent and collateral agent under Simmons Bedding’s existing senior credit facility.  The proceeds of the DIP Facility will be used for working capital and other general corporate needs of Simmons and the payment of fees and expenses, subject to the satisfaction of certain customary conditions and covenants.  This description is qualified in its entirety by a copy of the commitment letter for the DIP Facility attached hereto as Exhibit 10.2 and which is incorporated by reference herein.

Employee Matters.  Certain members of Simmons Bedding’s senior management have entered into customary employment agreements with the Purchaser in connection with the Plan Sponsor Agreement and the Plan.  The new employment agreements are similar to existing employment arrangements.  In addition, Simmons Bedding’s management will receive related equity incentive awards in the Purchaser and Simmons Beddings will become a party to the new employment agreements upon the consummation of the Plan.

No assurances can be given that Simmons and its subsidiaries will obtain sufficient votes for the Plan, the financing described above will be received, the waiting period under the HSR will expire, Simmons will file a Plan acceptable to the applicable bankruptcy court or that the filed Plan will be confirmed by the applicable bankruptcy court on the terms described above or at all.

Weil, Gotshal & Manges LLP is acting as legal counsel, and Miller Buckfire & Co., LLC is acting as financial advisor, to Simmons and its affiliates.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1	Plan Sponsor Agreement dated as of September 24, 2009*
10.2	Commitment Letter dated as of August 20, 2009*
99.1	Press Release dated September 25, 2009

*  The schedules and exhibits to the Plan Sponsor Agreement and the Commitment Letter have not been filed herewith.  A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This Current Report includes forward-looking statements that reflect the Company’s current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this Current Report speak only as of the date of this Current Report.  These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from the Company’s expectations.  These factors include, but are not limited to: (i) ability to comply with and fulfill closing conditions in the Plan Sponsor Agreement, including obtaining the requisite creditor consents, financing, approval of the Plan from the applicable bankruptcy court, and expiration of the waiting period under HSR; (ii) compliance with covenants in, and any defaults under, the Company’s or its affiliates’ debt agreements or instruments; (iii) ability to (a) comply with the terms of the forbearance agreements, including meeting certain conditions contained therein, or (b) obtain further extensions to the forbearance periods; (iv) compliance by the lenders and note holders with the terms of the forbearance agreements; (v) increased cost of credit and associated fees resulting from the forbearance extensions and any waiver or modification of the senior credit facility by the lenders or any waiver or modification of the senior subordinated notes or other indebtedness; (vi) in the event of the failure to consummate the transactions contemplated by the Plan, the Company being required to immediately repay all amounts outstanding under the senior credit facility resulting from the noncompliance with the covenants thereunder or otherwise being in default under its debt which could in turn result in a default under the indebtedness of the Company, Simmons Bedding or Bedding Holdco Incorporated or could result in a bankruptcy filing by or against the Company or any of its affiliates and have an adverse impact the value of our and our affiliate’s debt and equity securities; (vii) the potential adverse impact of any restructuring or any related pre-arranged or voluntary bankruptcy filing on the Company’s business, financial condition, liquidity, results of operations and the value of the Company and its affiliate’s debt and equity securities; (viii) interest rate and credit market risks; (ix) competitive pressures in the bedding industry; (x) general economic and industry conditions; (xi) the Company’s ability to launch new products on a timely basis, the success of the Company’s new products and the future costs to rollout such products; (xii) legal and regulatory requirements; (xiii) the Company’s relationships with and viability of the Company’s suppliers, significant customers and licensees; (xiv) fluctuations in the Company’s costs of raw materials and energy prices; (xv) the Company’s ability to hold or increase prices on its products and the related effect on its unit sales; (xvi) an increase in the Company’s return rates and warranty claims; (xvii) the Company’s labor relations; (xviiii) encroachments on the Company’s intellectual property; (xix) the Company’s product liability, intellectual property and other litigation claims; (xx) the Company’s level of indebtedness; (xxi) foreign currency exchange rate risks; (xxii) the Company’s future acquisitions; (xxiii) the Company’s ability to achieve the expected benefits from any personnel realignments; (xxiv) higher bad debt expense as a result of increased customer bankruptcies due to instability in the economy and slowing consumer spending; (xxv) the Company’s ability to maintain sufficient liquidity to operate its business; and (xxvi) other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Simmons has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIMMONS COMPANY

By:  /s/ William S. Creekmuir
        William S. Creekmuir
        Executive Vice President and Chief Financial Officer

Date:  September 25, 2009